Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 15th day of April 2008, by and between Willing Holding, Inc. (the “Company”), 3 Centerview Drive, Suite 240, Greensboro, NC 27407, New World Mortgage, Inc. (“New World”), and Kevin Leonard (Leonard), 37765 Avenida La Cresta, Murrieta, CA 92562.

          WHEREAS, the Company wishes to obtain the advice, contacts and expert judgment of Leonard with the title of Chief Executive Officer (CEO) of New World to conduct New World’s business when New World becomes the wholly owned subsidiary of the Company, and

          WHEREAS, Leonard is qualified and willing to provide such services pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Services as Chief Executive Officer (CEO) with all the authority, duties, and responsibilities of said office. The Company agrees that it shall employ Leonard, and Leonard hereby accepts employment as the chief executive officer of New World effective upon Closing of the purchase of New World as the wholly owned subsidiary of the Company. During the term of this Agreement, Leonard shall have such duties, responsibilities as the Board of Directors of the Company shall from time to time determine, consistent with the duties of other chief executive officers of other corporations of similar size and nature. Leonard shall report directly to the Board of Directors of New World and to the President and Board of Directors of the Company and shall have supervisorial authority over all agents and employees of New World subject to the direction of said Boards of Directors.

          2. Leonard hereby agrees to use his best efforts in providing the Services and loyally representing the interests of the Company in accordance with the Company’s reasonable requirements and objectives. Leonard and the Company acknowledge that Leonard is experienced in providing the Services and will provide the Services with the diligence and care of others in the industry. Leonard further represents that it has not, and shall not, enter into any agreement during the term of the Agreement, which might prevent him from performing his obligations hereunder.

          3. Compensation. In full consideration of the Services provided hereunder, the Company hereby grants to Leonard the following salary and benefits, which shall be an obligation of both New World (as employer) and the Company (as a party to the contract and as parent corporation to New World):

          (a) Leonard will be paid $200,000.00 for the first year of service, which shall be payable on the 15th day and the last day of each month in regular payments of $8,333.33 per pay period. The Board of Directors will determine other additional compensation.

(b) Leonard will also receive stock and stock options as follows:

(1)

475,000 shares of common stock in the Company, which the Company shall issue to Leonard within 45 calendar days after the Closing Date of the Stock Purchase Agreement in consideration for Leonard’s agreement to provide services as set forth in this Agreement.

(2)

Effective immediately upon the Closing Date, Leonard shall receive Options to purchase 250,000 shares of the COMPANY’s Common Stock at $2.50 per share, which options may be exercised by Leonard at any time from 45 days after the Closing to 5 years after the Closing. SELLER may exercise such portion of said options at any one as SELLER may wish to exercise, retaining SELLER’s right to exercise the remainder on one or more later dates, except to the extent expressly limited by this Agreement.

(3)	The aforementioned Options shall be subject to the following terms:

          a.i Leonard shall have the right to exchange a portion of his Options (limited by subsection a.ii below) for cash each time the Company raises capital in a private or public offering, as long as the amount exchanged at any one time is at least $500,000.00 and no more than $5,000,000.00. The price that Leonard shall receive in exchange for such options shall be calculated at $5.00 per share.

          a.ii. Within the first six months after the Closing, the COMPANY may, at its own option, elect to substitute a cash payment of salary to Leonard in lieu of a portion or all of the Options. If COMPANY makes such election, then COMPANY shall pay to Leonard as additional salary the sum of $5.00 per share in place and stead of each share of stock, as long as the amount substituted at any one time is at least $500,000.00 and no more than $5,000,000.00. After the first six months, the COMPANY may elect the same substitution at the greater of $10.00 per share or 80% of the price of the Stock the day of the exchange.

(4)	Common stock in the Company equal to 20% of P.E. times EBITDA on increase of previous base year earnings.

	(5)	Bonus to be paid in stock in the Company at the trading price on date of issuance.

	EXAMPLE:	2008 base year earnings: $3,000,000 EBITDA 2009 year earnings: $9,000,000 EBITDA

P.E. is 20

20% of 20 is 4
Bonus would be 4 times $6,000,000 ($24,000,000)

          (c) Vacation. During each 12-month period occurring during the Term commencing with the 12 months beginning on the Closing Date, Leonard shall be entitled to four (4) weeks paid vacation to be taken at such time as the Company and Leonard shall reasonably determine, plus all other holidays given Company employees generally.

4. Representations and Warranties of Leonard. With respect to the Shares to be issued in payment of the Services rendered hereunder, Leonard represents and warrants as follows:

(a)	Leonard is a natural person;

(b)	He has provided bona fide services to the Company not related or connected to the resale of the Shares;

(c)	The Services were not in connection with the offer for sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities;

(d)	By prearrangement or otherwise, the Company has not controlled or directed the resale of the Shares in the public market;

          5. Restrictions on Transfer. Leonard understands and agrees that the following restrictions and limitations are applicable to the shares of the Company Common Stock issued to Leonard hereunder as a portion of his salary:

(a)

The shares shall not be sold, pledged, hypothecated or otherwise transferred unless the shares are registered under the Securities Act of 1933, as amended and the securities laws of a state or foreign jurisdiction, or are exempt there from;

(b)	A legend in substantially the following form has been or will be placed on any certificate or other document evidencing the shares:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL. SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER. EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

          6. Expenses. All expenses, including travel and lodging, incurred by the CEO in performance of the Services shall be sole responsibility of Company.

          7. Insurance. The parties agree that the Company shall not be required to carry insurance or in any way insure the activities of Leonard except that Company shall carry liability insurance (CGL coverage) for potential liability of the Company beginning at Closing with coverage for up to $1 million per claim. It is understood that KEY MAN life insurance may be provided at the expense of Company or new World, in the discretion of the Company.

          8. Duration. This Agreement shall remain in effect for a period of 5 years commencing on the Closing Date of the Company’s Stock Purchase Agreement with New World, but shall automatically renew, if not terminated as provided for herein, for each successive one year period. Notwithstanding the foregoing, the Company or Leonard may terminate this Agreement at any time upon 30 days written notice after 5 years.

          9. Termination. If the COMPANY terminates the Employment Contract for no cause prior to the third year of the contract it will pay Leonard the remaining years of base salary of the contract. “Cause” to terminate the Employment Contract shall mean fraud, embezzlement, abandonment of employment, recklessness in performance of the duties of employment, gross negligence in performance of the duties of employment, or conviction of a felony. Leonard shall be entitled to keep the 475,000 shares of stock to be transferred to Leonard under Section 3(a)(1)

of this Agreement whether or not the Employment Contract is terminated within the first three years and regardless of the cause for termination.

          10. Confidentiality. All information relating to the business and affairs of the Company shall be related as Confidential Information, as hereinafter defined, by Leonard both during and after the term hereof. Except with the prior approval of the Company, Leonard shall not disclose any of the Confidential Information at any time to any person except authorized personnel of the Company and its affiliated corporations. Leonard further agrees not to use any information made available to or coming into its possession or knowledge in manner that is adverse to the business of the Company. All data, records, and written material prepared or compiled by Leonard or furnished to Leonard during the term hereof shall be the sole and exclusive property of the Company, and none of such data, records or written materials, or copies thereof, shall be retained by Leonard after the termination of this Agreement.

          As used herein, the term “Confidential Information” includes, without limitation, information, and knowledge pertaining to products, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods and systems, sales profit figures, customer and clients lists, and relationships between the Company and its affiliated corporations and dealers, distributors, customers, clients, suppliers, and others who have had or will have had business dealing with the Company and its affiliated corporations. The term “Confidential Information” does not include information which (a) becomes generally available to the public through no wrongful act on the part of Leonard, (b) can be shown to have been previously available to Leonard on a non-confidential basis prior to its disclosure to Leonard by the Company, or it’s representatives, (c) becomes available to Leonard on a non-confidential basis from a source other than the Company or its representative, or (d) is required to be disclosed by order of a court of competent jurisdiction.

          Notwithstanding anything herein contained to the contrary, the above described obligation with respect to confidentiality shall survive any termination of Leonard’s engagement hereunder or the termination of this Agreement. However, in the event of a breach of this Agreement or the related Stock Purchase Agreement, either of the Parties may disclose as much of such information as may be reasonably necessary to litigate and/or arbitrate such breach of contract and other causes of action arising out of the same or similar facts and circumstances.

          11. No Contracts, Arrangements, Understandings or Relationships with Respect to Securities. There are no contracts, arrangements, understandings or relationships (legal or otherwise) by any party to this Agreement, or any other person with respect to the Company Common Stock, or any other securities of the Company, including but not limited to transfer or voting or any of the Company Common Stock, or any other securities of the Company, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

          12. Legal. Any legal matters required between said parties will be handled under the same mediation and arbitration provisions set forth in the Stock Purchase Agreement.

          13. Benefit. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and enforceable by, the parties hereto and their respective successors and permitted assigns.

          14. Relationship of Parties. Leonard is providing services as an employee of New World. In the event that the Company determines, during the five-year initial duration of this Agreement, to convert New World to another form of entity, Leonard shall hold the same position as an employee of said new entity under the same terms and conditions. In the event that the Company, during said duration, determines to liquidate or otherwise cease doing business through New World, the Company shall make its best efforts to provide Leonard with a comparable position as an employee of the Company or of another related entity of the Company if such a position is available. Notwithstanding anything to the contrary herein, this Agreement shall not in any manner be construed to create a joint venture, partnership, or other similar form of relationship, and neither party shall have the right or authority to: (a) commit the other party to any obligation or transaction not expressly authorized by such other party, or (b) act or purport to act as agent or representative of the other, except for such agency as is inherent in the position of employee as CEO of New World and as otherwise expressly authorized in writing by such other party. Further, Leonard acknowledges that Leonard shall not be entitled to any insurance, pension, profit sharing, retirement or other fringe benefits, which the Company may provide to its other employees during the term of this Agreement.

          15. Assignment. This Agreement may not be assigned by any Party without the consent of the other Parties.

          16. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, by facsimile, or by e-mail, if to the Company, addressed to 3 Centerview Drive, Suite 240, Greensboro, NC 27407 and if to Leonard, addressed to Mr. Kevin Leonard, 37765 Avenida La Cresta, Murrieta, CA 92562.

          17. Construction. Words of any gender used in this Agreement shall be held and construed to include any other gender, and worked in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. In addition, the pronouns used in this Agreement shall be understood and construed to apply whether the party referred to is an individual, partnership, joint venture, corporation or an individual or individuals doing business under a firm or trade name, and the masculine, feminine and neuter pronouns shall each induced the other and may be used interchangeable with the same meaning.

          18. Waiver. No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege or such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or there under.

          19. Cumulative Rights. The rights and remedies contained in this Agreement shall be cumulative and their exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

          20. Invalidity. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

          21. Headings. The headings used in this Agreement are for convenience and reference only and in no way define, limit, amplify or describe the scope or intent of this Agreement, and do not effect or constitute a part of this Agreement.

          22. Governing law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The mediation and arbitration provisions of the Stock Purchase Agreement are incorporated herein by this reference and shall apply except to the extent that Florida law prohibits arbitration provisions concerning the resolution of certain workers compensation or other employment-related related proceedings affecting employees within the State of Florida.

          23. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

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          24. Entire Agreement. This instrument, together with the related Stock Purchase Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof, and may not be changed orally, but only by an instrument in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

INDIVIDUAL

Kevin Leonard

NEW WORLD MORTGAGE, INC.

By:

WILLING HOLDING, INC.

By: